Exhibit 3.1

FIRST AMENDMENT TO THE
THIRD AMENDED AND RESTATED CODE OF REGULATIONS
OF
STONEGATE MORTGAGE CORPORATION

By majority vote of the Board of Directors, the first sentence of Article III, Section 1 of the Code of Regulations shall hereby read as follows:
“The Board of Directors shall consist of no less than 6 and no more than 9 directors as may be set by majority vote of the directors or by the affirmative vote of the holders of two-thirds of the shares entitled to vote on the election of directors.”
Effective: June 2, 2014